Exhibit 107

Calculation of Filing Fee Tables

Form N-2
(Form Type)

BAIN CAPITAL SPECIALTY FINANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carryforward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share (3)(4)	456(b)/457(r)	-	-	-	-	-
	Equity	Preferred Stock, $0.001 par value per share(3)(4)	456(b)/457(r)	-	-	-	-	-
	Other	Warrants(3)	456(b)/457(r)	-	-	-	-	-
	Equity	Subscription Rights(3)	456(b)/457(r)	-	-	-	-	-
	Debt	Debt Securities(5)	456(b)/457(r)	-	-	-	-	-
	Other	Units(6)	456(b)/457(r)	-	-	-	-	-
Fees Previously Paid
Carry Forward Securities	Equity	Common Stock, $0.001 par value per share (3)(4)
	Equity	Preferred Stock, $0.001 par value per share(3)(4)
	Other	Warrants(3)
	Equity	Subscription Rights(3)
	Debt	Debt Securities(5)
	Other	Units(6)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)			$150,000,000			N-2	333-250965	February 11, 2021	$16,365
		Total Offering Amount						-
		Total Fees Previously Paid						-
Total Fee Offsets
		Net Fee Due						-

(1)	An unspecified amount of securities or aggregate principal amount, as applicable, of each identified class is being registered as may from time to time be sold at unspecified prices. Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $150,000,000 of unsold securities of the Registrant that have been previously registered on the Registration Statement on Form N-2 (File No. 333-250965) (the “Unsold Securities”), initially filed by the Registrant on November 25, 2020 and which became effective on February 11, 2021 (together with any post-effective amendments thereto, the “Prior Registration Statement”). Pursuant to Rule 457(p) under the Securities Act, the $16,365.00 fee paid to register the Unsold Securities is offset against the filing fees to be paid on a pay-as-you-go basis in connection with the registration of securities under this Registration Statement. Pursuant to Rule 415(a)(6), the offering of the Unsold Securities registered under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement.

(2)	In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act, the Registrant is deferring payment of all registration fees. Any registration fees will be paid subsequently on a pay-as-you-go basis.

(3)	Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, warrants or subscription rights as may be sold, from time to time. Warrants represent rights to purchase common stock, preferred stock or debt securities. Subscription rights represent rights to purchase common stock.

(4)	Includes such indeterminate number of shares of common stock or preferred stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock or preferred stock.

(5)	Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time.

(6)	Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of units. Each unit may consist of a combination of any one or more of the securities being registered hereunder and may also include securities issued by the U.S. Treasury.

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